EXHIBIT 99.1

                   LIFFERATE SYSTEMS EXITS EXISTING BUSINESS,
             RETAINS INVESTMENT BANKER TO EXPLORE STRATEGIC OPTIONS,
                          AND ANNOUNCES CEO RESIGNATION

      MINNEAPOLIS, MINN., AUGUST 25, 1998 -- LifeRate Systems, Inc. (OTC Bulletin Board: LRSI) today announced it has exited its existing business, retained an investment banking firm to explore strategic options for the company, and that its president and chief executive officer has resigned,

      LifeRate Systems, Inc. is a development-stage company that has been developing and marketing software-based solutions and clinical tools to allow healthcare providers to demonstrate the quality and cost-effectiveness of the medical care they deliver. After careful analysis of the market for the company's existing products and the costs associated with developing future products, the board of directors decided to cease marketing of its existing product and development of new products. However, the company plans to continue support of its service/maintenance contracts with existing customers for the foreseeable future.

      David J. Chinsky, president, chief executive officer and board member, has resigned. In addition, all other senior managers have left the company. The company has retained a small number of employees necessary to fulfill its obligations under existing contracts.

      LifeRate's board of directors has retained the services of Manchester Financial Group, Inc., a Minneapolis-based investment banking firm specializing in small and middle-market company transactions, to explore multiple strategic opportunities for the company, including the sale of the company or a strategic merger with another company.

      Mark W. Sheffert, chairman, said, "After our analysis, it became obvious that modifying our existing technology to meet market challenges would require a substantial investment of time and money, neither of which the board felt would be recovered in an acceptable period of time. Consequently, we decided to exit our existing business, wind down expenses as far as possible, and explore strategic options that will leverage our existing assets. We want to thank David, the management team, and employees for their efforts and wish them well in their future endeavors."

      Except for historical financial information, the information contained in this news release is forward-looking and subject to certain risks as described in the company's filings with the Securities and Exchange Commission, including the company's Form 10-KSB for fiscal year ended December 31, 1997, and the Company's Form 10-QSB for the quarters ended March 31 and June 30, 1998.